Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-238992

PROSPECTUS SUPPLEMENT NO. 1

DATED JULY 23, 2020

(To Prospectus dated June 25, 2020)

JAGUAR HEALTH, INC.

9,145,909 Shares of Common Stock

This prospectus supplement No. 1 (“Supplement”) supplements and amends information contained in, and should be read in conjunction with, that certain prospectus, dated June 25, 2020 (the “Prospectus”), included in our registration statement (File No. 333-238992) filed and declared effective by the Securities and Exchange Commission (the “SEC”) on June 25, 2020. The Prospectus relates to the offering on a resale basis from time to time of up to 9,145,909 shares of voting common stock, par value $0.0001 per share (the “Common Stock) of Jaguar Health, Inc. (“Company”) by the selling stockholders identified therein. Of these shares (i) 68,807 shares are outstanding and (ii) 9,077,102 are shares of Common Stock issuable upon exercise of certain warrants. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all other supplements thereto.

The Company is filing this Supplement solely to amend and restate the section of the Prospectus entitled “Use of Proceeds” as a result of the approval by the Company’s stockholders of the alternate cashless exercise feature set forth in the Series 3 Warrants, which feature had not been approved by the Company’s stockholders at the time of filing of the Prospectus.  No other changes have been made to the Prospectus.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 6 of the prospectus under the caption “Risk Factors” and in the documents incorporated by reference into the prospectus and in any amendments or supplements to this prospectus.

FORWARD-LOOKING
STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Common Stock in this offering. The Selling Stockholders will receive all of the proceeds from this offering.

A portion of the shares covered by this prospectus are issuable upon exercise of the Series 3 Warrants. The holders of the Series 3 Warrants are not obligated to exercise their Series 3 Warrants, and we cannot predict whether holders of the Series 3 Warrants will choose to exercise all or any of their Series 3 Warrants. If all of the Series 3 Warrants were exercised for cash, we would receive gross proceeds of approximately $4.8 million. We currently intend to use such proceeds, if any, for working capital and for other general corporate purposes. As previously disclosed in our Current Report on Form 8-K filed with the SEC on July 21, 2020, at a Special Stockholders Meeting of the Company held on July 21, 2020, the Company’s stockholders approved the alternate cashless exercise feature set forth in the Series 3 Warrants, which permits each Series 3 Warrant to be exercised into one share of Common Stock for no consideration. As a result, we anticipate that any holder of Series 3 Warrants who chooses to exercise all or any of their Series 3 Warrants will do so pursuant to the alternate cashless exercise feature, and the Company will not receive any proceeds from the exercise of the Series 3 Warrants.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel, and our independent registered public accountants.

Prospectus Supplement No. 1

Dated July 23, 2020